Exhibit 2.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of October 1, 2015, 2015, by and among MID ROCKLAND IMAGING PARTNERS, INC., a Delaware corporation (the “Buyer”), DIAGNOSTIC IMAGING GROUP, LLC, a Delaware limited liability company DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC, a Delaware limited liability company, NEW PRIMECARE, LLC, a Delaware limited liability company, and FLUSHING MEDICAL ARTS BUILDING, INC. (collectively “Sellers”), and LEENA DOSHI, M.D., the majority Member of Sellers (“Member”).

W I T N E S S E T H:

WHEREAS, Sellers are engaged in a business consisting of the provision of management services including providing all aspects of the technical component to diagnostic imaging centers (the “Business”) at the locations set forth in the attached Exhibit A (“Centers”) and in connection therewith, are the owners and lessees of certain assets and properties; and

WHEREAS, Member is the sole Member of Sellers and will benefit, directly or indirectly, from the transactions contemplated by this Agreement and is a party to this Agreement to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby; and

WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer, all the fixed assets and leasehold rights utilized in the Business, and the Business as a going concern upon and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

1. ASSETS

1.1 Acquired Assets. Subject to the terms and conditions of this Agreement, at and as of the Closing, Sellers shall sell, transfer and deliver to Buyer, and Buyer is purchasing and receiving from Sellers, all of the assets, properties, improvements and business owned or leased by Sellers and utilized in and/or relating to the Business other than the Excluded Assets (as such term is hereinafter defined) (collectively, the “Assets”), including, but not limited to, the following:

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(a) All trade accounts receivable of Sellers (excluding all Florida payables and receivables);

(b) All tangible fixed assets, warranties, furniture, fixtures, machinery, equipment, computers and computer software utilized in and/or relating to the Business, including, without limitation, the assets listed on Schedule 1.1(b);

(c) All inventory, prepaid expenses, deposits and supplies relating to the Business;

(d) All patient lists, referrer lists, supplier lists, trade secrets, technical information, and other such knowledge and information constituting the “know-how” used or usable in the Business, including the names, Internet sites and telephone numbers utilized by the Business, and the good will of the Business;

(e) All patient records relating to patients who have received service at the Centers will be provided to Buyer’s affliated professional entity;

(f) All contract rights and commitments of the Business (exclusive of rights under any, employment agreements, consulting agreements, professional radiology service agreements (except those listed in Schedule 7.2 attached hereto) management agreements or other such agreements which are disclaimed by Buyer hereunder, and any real estate lease to the extent not listed in Schedule 4.10 annexed hereto), including rights under the real estate leases listed on Schedule 4.10 (the "Assumed Real Estate Leases") all payor contracts, customer contracts, manufacturer's warranties and any licenses or license agreements relating to patents, trademarks or other intangibles, if any, utilized in the Business;

(g) All licenses and permits utilized in the Business, to the extent transferable;

(h) All non-financial books, records, software programs, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence and memoranda relating to the Assets and/or the Business; and

(i) All other rights and assets of any kind, tangible or intangible, utilized in and/or relating to the Business, whether or not reflected in Seller’s financial statements or in its books and records excluding any such assets located at 560 South Broadway, Hicksville, NY 11801and not used in the operation of the Business.

1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets shall not include, and Sellers shall retain, the following assets (the “Excluded Assets”):

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(a) All financial books, records, printouts, drawings, data, files, notebooks, accounts, invoices, correspondence and memoranda relating to the Business, whether written or electronic;

(b) Sellers’ corporate record books, tax returns and minute books and all legal records not pertaining to the Business on a going forward basis;

(c) Sellers’ rights under this Agreement;

(d) All bank accounts of Sellers;

(e) All furniture, fixtures and equipment located in the Sellers’s corporate headquarters at 560 South Broadway, Hicksville, NY 11801 and not utilized in the operations of the Business outside of the 560 South Broadway, Hicksville location; and

(f) All of Sellers’s rights with respect to pending claims, actions, arbitrations, and other proceedings related to periods prior to the Closing, including rights to settlements and recoveries thereunder.

2. LIABILITIES.

2.1 Assumed Liabilities. At the Closing, Buyer shall assume the Assumed Liabilities and the Assumed Real Estate Leases. Except for the Assumed Liabilities and the Assumed Real Estate Leases and the Permitted Liens (as defined below), Buyer is acquiring the Business free and clear of any and all liabilities or encumbrances of any type or sort and shall not assume any liabilities or obligations of the Business. For purposes of this Agreement, “Assumed Liabilities” mean collectively (i) the 34 Siemens Ultrasound equipment leases and other equipment leases without default at Closing as set forth in Schedule 2.1, (ii) accounts payable incurred in the ordinary course, without default at the Closing (iii) employee PTO, (iv) any liability incurred or accrued after the Closing relating to the Assumed Real Estate Leases and (v) all liabilities and obligations arising out of any act, omission, event or occurrence regarding the ownership, possession or operation of the Assets or the Business by Buyer after the Closing.

2.2 Excluded Liabilities. Notwithstanding anything to the contrary contained in Section 2.1 above, Buyer does not assume, or become in any way liable for, the payment or performance of any debts, liabilities or obligations (absolute or contingent) of Sellers including but not limited to:

(a) any indebtedness for money borrowed,

(b) any accrued, but unpaid payroll, or unpaid interest expense,

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(c) under or in respect of any equipment lease or other financing agreements, unless such agreement or lease is an Assumed Liability or to be assumed as set forth in Schedule 2.1,

(d) under any employment agreements, consulting agreements, professional radiology service agreements (unless specifically assumed pursuant to Schedule 7.2), management agreements or other such agreements,

(e) arising out of or relating to any charge backs, diagnostic tests or other services rendered by Seller prior to the Closing, including any claims for professional liability arising therefrom, or governmental fines or claims relating to services at the Centers prior to the Closing,

(f) relating to any lease obligations of any kind relating to real estate, other than the Assumed Real Estate Leases from and after the Closing,

(g) relating to any federal, state or local income taxes, payable in respect to the transfer of the Assets to Buyer pursuant to this Agreement, including but not limited to any income or income-based taxes which may be assessable against Sellers arising out of, in connection with or as a result of the transactions contemplated by this Agreement and/or the consummation thereof,

(h) relating to or arising out of any pending or mature claims, actions, arbitrations and/or other proceedings against Sellers,

(i) relating to recapture of any depreciation deduction or investment tax credit of Sellers,

(j) in respect of any unfunded pension or retirement benefits, or in respect of any funding obligations to, or transactions in or relating to any trust funds under, any pension, employee benefit or retirement plans now or heretofore maintained by or on behalf of Sellers for the benefit of any past or present employees

(k) relating to any claims, obligations or liabilities in respect of environmental remediation or any violation of any environmental laws or regulations, or any other violation or alleged violation of applicable law or regulations by Sellers,

(l) relating to any business operations other than the Business, or;

(m) not specifically assumed by Buyer pursuant to Section 2.1 above (collectively, the “Excluded Liabilities”).

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3. PURCHASE PRICE.

3.1 Consideration. The consideration for the Assets (the “Purchase Price”) is as follows:

(a) $51,000,000 in cash (less the remaining amount due for any capital leases assumed, other than the 34 Siemens ultrasound leases) to be paid at Closing;

(b) One Million Five Hundred Thousand (1,500,000) shares of the Common Stock of Radnet, Inc. In the event as of the day prior to Closing (September 30, 2015) the closing price of the RadNet shares in the public market in which it trades is less than six dollars ($6) per share, then Buyer will pay that differential in cash multiplied by 1,500,000 to Sellers, in addition to delivering the RadNet shares.

(c) The earn out is based on Sellers’ revenues for the twelve (12) month period ended May 31, 2015, which totaled, net of refunds, Seventy-Five Million Two Hundred Thousand Dollars ($75,200,000) (the “Base”).

(i) The first payment of Five Million Dollars ($5,000,000), subject to reduction as set forth in Section 3.3, will be made at the conclusion of the 18th full month following the Closing. However, to the extent that Sellers have collected, net of refunds, more than One Million Dollars ($1,000,000) over the Base prior to 18 months, the Five Million Dollars ($5,000,000) will be paid at the time such collection is achieved. In any event, Sellers shall have the right:

(A) To receive cash in the amount of Five Million Dollars ($5,000,000); or Buyer shall have the right (but not the obligation) to offer to Sellers, in lieu of the cash payment, shares of the Common Stock of Radnet, Inc. with a value of Five Million Dollars ($5,000,000) as of the date of payment. If Common Stock is offered Sellers shall have the choice of cash or the Stock.

(ii) A second payment determination will be made at the conclusion of the 36th full month following the Closing. To the extent the amount of revenue collected, net of refunds, exceeds Seventy Six Million Two Hundred Thousand Dollars ($76,200,000), Sellers shall receive an amount equal to five times the amount of revenue collected in excess of Seventy Six Million Two Hundred Thousand Dollars ($76,200,000) in cash.

(iii) A third payment determination will be made at the conclusion of the 60th month following the Closing (or earlier if Sellers so elect). To the extent there have been revenues collected, net of refunds, over and above those collected since the second payment determination date, Sellers shall be entitled to a payment of five times that amount in cash.

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3.2 Allocation. The Purchase Price shall be allocated in accordance with Schedule 3.2. After the Closing the parties shall make consistent use of the allocation specified in Schedule 3.2 for all tax purposes and all filings, declarations, and reports with the IRS in respect thereof. In any proceeding related to the determination of any tax, none of Buyer, Seller, or Member shall contend or represent that such allocation is not a correct allocation.

3.3 Escrow. Three Million ($3,000,000) Dollars of the Five Million ($5,000,000) in Closing Consideration payable pursuant to Section 3.1 (c)(i) shall be treated as an Escrow Fund (the “Escrow Fund”), for the purpose of securing the indemnification obligations of Sellers set forth in this Agreement. The Escrow Fund shall be retained by the Buyer for a period of eighteen (18) months pursuant to the terms of the escrow agreement substantially in the form of Exhibit D attached hereto (the “Escrow Agreement”). In the event the Five Million ($5,000,000) is due and payable to the Seller sooner than 18 months, Two Million ($2,000,000) will be paid and the remaining Three Million ($3,000,000) will continue to be held. The Escrow Fund shall be available for use by Buyer and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS AND MEMBER.

In connection with the sale of the Assets to Buyer, Sellers and Member hereby represent and warrant, jointly and severally, to Buyer as follows, which representations and warranties shall be deemed to be made as of the date of this Agreement and again at and as of the Closing:

4.1 Organization, Good Standing and Qualification. Diagnostic Imaging Group, LLC, Diagnostic Imaging Group Holding, LLC and New Primecare, LLC are each limited liability companies duly organized, vailidy existing and in good standing under the laws of the State of Delaware, duly qualified to conduct their business in New York, with full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to own their assets and conduct their business as owned and conducted on the date hereof.

4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Sellers have been duly and validly authorized by Sellers and Member. No further authorization is required on the part of Sellers or Member to consummate the transactions contemplated hereby.

4.3 Valid and Binding Agreements. This Agreement constitutes the legal, valid and binding obligations of Sellers and Member (to the extent a party thereto), enforceable against Sellers and Member in all material respects in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

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4.4 No Breach of Statute or Contract. Except as set forth on Schedule 4.4 annexed hereto, neither the execution and delivery of this Agreement or the Bill of Sale by Sellers and Member (to the extent a party thereto), nor compliance with the terms and provisions of this Agreement and the Bill of Sale on the part of Sellers and Member (to the extent a party thereto), will: (a) to the best of Sellers’ and Member’s knowledge, violate any statute or regulation of any governmental authority, domestic or foreign, affecting Sellers or Member, (b) to the best of Sellers’ and Member’s knowledge, require the issuance of any authorization, license, consent or approval of any federal or state governmental agency or any other person; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Sellers or any judgment, order, injunction, decree, agreement or instrument to which Sellers or Member are a party, or by which Sellers or Member are bound, or constitute a default thereunder. Except as set forth in Schedule 4.4 annexed hereto, Sellers have obtained, and there is in full force and effect, all consents of lessors and other persons which may be required in order to effect the transfer and assignment to Buyer of all lease and other contractual rights included in the Assets.

4.5 Ownership of Business. Except for the professional services provided by Doshi Diagnostic Imaging Services, P.C., no portion of the Business is owned or operated by any person or entity other than Sellers or Member or an Affiliate, and none of the assets or properties (other than the premises leased by Sellers as lessee) utilized in the Business is owned by any person or entity other than Sellers or Member or an Affiliate.

4.6 Financial Information.

(a) Annexed hereto as Schedule 4.6(a) are the audited balance sheets and statement of operations of the Business as of December 31, 2014, and the unaudited balance sheet and statement of operations for the nine (9) months ended September 30, 2015, to be reviewed by independent accountants and management of Buyer at Buyer’s sole expense, respectively (the “Business Financial Statements”).

(b) To the best of Sellers’ and Member’s knowledge, the Business Financial Statements fairly present in all material respects the financial position and results of operations of the Business as of the dates thereof and for the periods reflected therein.

(c) Except as expressly set forth in the Business Financial Statements and/or in the Schedules to this Agreement or arising in the normal course of the Business since December 31, 2014, there are, as at that date, to the best of Sellers’ and Member’s knowledge no liabilities or obligations (including, without limitation, any tax liabilities or accruals) of the Business, including any contingent liabilities, that are in the aggregate as to Sellers, material.

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(d) Schedule 4.6(d) annexed hereto contains: (i) a list of any leasehold or other contractual obligations of Sellers to Member and/or any of their Affiliates on the date hereof; (ii) a list of all obligations of the Business guaranteed by the Member and/or any of their Affiliates on the date hereof, and the general terms of such guarantees; (iii) a list reflecting the nature and amount of all obligations owed to the Sellers on the date hereof by Member and/or any of her Affiliates; and (iv) a list reflecting the nature and amount of all obligations owed by Sellers on the date hereof to Member and/or any of her Affiliates. Wherever used in this Agreement, the term "Affiliate" means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity and includes other owners of Sellers.

4.7 No Material Changes. Except as and to the extent described in Schedule 4.7 annexed hereto (which Schedule may make reference to any other Schedule hereto) and/or in the Business Financial Statements, since January 1, 2015, the Business has been operated only in the ordinary course, and there has not been:

(a) any material change in the financial condition (other than as a result of ordinary course of business operations), operations or business of the Business from that shown in the Business Financial Statements and for the period then ended, any material acquisition or disposition of assets in the Business, or any other material transaction or commitment relating to the Business which was effected or entered into outside of the normal course of the Business;

(b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Business, operations, assets, properties, financial condition or prospects of the Business;

(c) any declaration, payment or setting aside of any dividend or other distribution (other than cash) of any assets or property utilized in the Business to Member or any of her Affiliates;

(d) any material increase in the rate of salary or compensation paid or payable to any management employee, consultant or other person performing services in the Business; or

(e) any other event or condition arising from or out of the operations of Sellers (for the avoidance of doubt, not including general economic and market conditions and laws and governmental actions of general application) which has or could reasonably be expected to be likely to materially and adversely affect the business, financial condition, results of operations or prospects of the Business.

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4.8 Tax Returns and Tax Audits.

(a) Except as and to the extent disclosed in Schedule 4.8(a) annexed hereto, to the best of Sellers’ and Member’s knowledge: (i) all federal, state and local tax returns and tax reports required to be filed by Sellers on or before the date of this Agreement have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or a proper extension therefore has been timely filed; (ii) all federal, state and local income, franchise, sales, use, property, excise, unemployment, payroll withholding and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to Sellers as of the date of this Agreement have been fully paid; (iii) all taxes and other assessments and levies which Sellers are required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable on or before the date of this Agreement; and (iv) there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to the Business for any taxable period of Sellers.

(b) There are no audits pending with respect to any federal, state or local tax returns of Sellers which would have any materially adverse impact on the value of the Centers or the Business to Buyer and there are no waivers of statutes of limitations which have been given or requested with respect to any tax years or tax filings of Seller the result of the underlying claims of which would have any materially adverse impact on the value of the Centers or the Business to Buyer.

4.9 Personal Property; Liens. Except as set forth on Schedule 4.9 Sellers have and own good and indefeasible title to all of the personal property utilized in the Business, free and clear of all liens, pledges, claims, security interests and encumbrances whatsoever, except for: (a) liens for current taxes of Sellers which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which proper reserves have been established by Sellers; (b) liens, pledges, claims, security interests, encumbrances, conditions or restrictions which are not, individually or in the aggregate, material in character or amount and do not interfere with the use made or presently proposed to be made of any such property (collectively, “Permitted Liens”); and (c) leases of equipment from third party lessors being assumed by Buyer pursuant to the terms of this Agreement.

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4.10 Real Estate.

(a) Except as set forth in Schedule 4.10 Sellers and any of their Affiliates do not own or have any interest of any kind (whether ownership, lease or otherwise) in any real estate utilized in the Business except Sellers’ leasehold interest under the leases for the Business premises occupied by Sellers and utilized in the Business, which leases are described in Schedule 4.10 (the “Assumed Real Estate Leases”).

(b) Sellers, and, to the best of Sellers’ and Member’s knowledge, the landlords thereunder are presently in compliance in all material respects with all of their respective obligations under the Assumed Real Estate Leases.

4.11 Contracts and Commitments.

(a) Schedule 4.11 annexed hereto lists all material contracts, leases, commitments, indentures and other agreements relating to the Business to which Sellers are a party (collectively, "Material Contracts"), except that Schedule 4.11 need not list any such agreement that is listed on any other schedule hereto, or was entered into in the ordinary course of the Business and that, in any case: (i) is for the purchase of supplies or other inventory items in the ordinary course of the Business; (ii) is related to the purchase or lease of any capital asset involving aggregate payments of less than Five Thousand Dollars ($5,000) per annum by Sellers; or (iii) may be terminated by Sellers without penalty, premium or liability on not more than thirty (30) days' prior written notice; provided, however, that Schedule 4.11 shall list any agreement or arrangement (written or verbal) between Sellers(on the one hand) and any physicians or persons known to Sellers or Member to be Affiliates of any physicians (on the other hand), regardless of the amount of payments called for, required or made thereunder.

(b) Except as set forth in Schedule 4.11: (i) Material Contracts are in full force and effect; and (ii) Sellers are in compliance in all material respects with all of their obligations under the Material Contracts, and has not received any written notice that any party to any Material Contracts is in material breach or default of such Material Contracts, to the knowledge of Sellers, or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a material default by any party under any such contract, lease, agreement or commitment.

(c) Except as set forth in Schedule 4.11, Sellers donot have any outstanding contracts with or commitments to officers, employees, physicians, technicians, agents, consultants or advisors relating to the Business that are not cancelable by Sellers without penalty, premium or liability (for severance or otherwise) on less than thirty (30) days' prior written notice.

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(d) Except for those contracts listed in Schedule 7.2 to be effective after Closing, the Professional Radiology Services Agreements for the Business shall have been terminated by Sellers effective no later than the Closing, without expense or liability to Buyer.

4.12 Labor, Benefit and Employment Agreements.

(a) Except as set forth in Schedule 4.12 annexed hereto, Sellers are not a party to and have no commitment or obligation in respect of (i) any collective bargaining agreement or other labor agreement, or (ii) any agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s) of the Business. Sellers have previously provided to Buyer a list setting forth the base salary or compensation (but not including discretionary bonuses) paid by Sellers during the 2014 calendar year (and during the first nine (9) months of 2015 on an annualized basis), to employees or consultants of the Business who then received or presently receive aggregate compensation or remuneration at an annual rate in excess of Thirty-Five Thousand Dollars ($35,000).

(b) No union is now certified or, to the best of Sellers’ and Member’s knowledge, claims to be certified as a collective bargaining agent to represent any employees of the Business, and there are no labor disputes existing or, to the best of Sellers’ and Member’s knowledge, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Business.

(c) There are no unfair labor practice charges or petitions for election pending or being litigated before the National Labor Relations Board or any other federal or state labor commission relating to any employees of the Business. Neither Sellers nor Member have received any written notice of any actual or alleged violation by Sellers of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours.

(d) With respect to any “multiemployer plan” (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) to which Sellers or any of their Affiliates has at any time been required to make contributions, neither Sellers nor any of their Affiliates have, at any time on or after April 29, 1980, suffered or caused any “complete withdrawal” or “partial withdrawal” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on its part. The term “Affiliate” means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

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(e) Except as disclosed in Schedule 4.12, to the best knowledge of Sellers and Member, Sellers do not maintain, or have any liabilities or obligations of any kind with respect to, any bonus, deferred compensation, pension, profit sharing, retirement or other such benefit plan, or any potential or contingent liability in respect of any actions or transactions relating to any such plan other than to make contributions thereto if, as and when due in respect of periods subsequent to the date hereof. Without limitation of the foregoing, (i) Sellers have made all required contributions to or in respect of any and all such benefit plans, (ii) no “accumulated funding deficiency” as defined in Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”) has been incurred in respect of any of such benefit plans, and the present value of all vested accrued benefits thereunder does not, on the date hereof, exceed the assets of any such plan allocable to the vested accrued benefits thereunder, (iii) to the best of Sellers’ and Member’s knowledge there has been no “prohibited transaction” (as defined in Section 4975 of the Code) with respect to any such plan, and no transaction which could give rise to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA, and (iv) to the best of Sellers’ and Member’s knowledge there has been no “reportable event” (within the meaning of Section 4043(b) of ERISA) with respect to any such plan. All of such plans which constitute, are intended to constitute, or have been treated by Sellers as “employee pension benefit plans” or other plans within Section 3 of ERISA have been determined by the Internal Revenue Service to be “qualified” under Section 401(a) of the Code, and to the best of Sellers’ and Member’s knowledge have been administered and are in compliance with ERISA and the Code; and neither Sellers nor Member have any knowledge of any state of facts, conditions or occurrences such as would impair the “qualified” status of any of such plans. Prior to the Closing Sellers will have terminated or begun the termination process of each of its benefit plans.

4.13 Compliance with Laws.

(a) To the best of Sellers’ and Member’s knowledge, Sellers are in compliance in all material respects with all laws, statutes, regulations, rules and ordinances applicable to the conduct of their business as presently constituted; and neither Sellers nor Member have received written notice from any governmental agency of any material default or material violation under or in respect of any of the foregoing. To the best of Sellers’ and Member’s knowledge, Sellers are not presently in material violation of any requirements of any of their insurance carriers.

(b) Without limitation of Section 4.13(a) above, to the best of Sellers’ and Member’s knowledge, Sellers have not, at any time during the three (3) year period prior to the execution date hereof, (i) handled, stored, generated, processed, released or disposed of any hazardous substances in violation of any federal, state or local environmental laws or regulations, or (ii) otherwise committed any material violation of any federal, state or local environmental laws or regulations (including, without limitation, the provisions of the Environmental Protection Act, the Comprehensive Environmental Responsibility and Cleanup Act, and other applicable environmental statutes and regulations) or any material violation of the Occupational Safety and Health Act.

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(c) To the best of Sellers’ and Member’s knowledge, neither Sellers nor any of Sellers’ managers, officers or employees has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of Sellers’ business, affairs, properties or assets, which violation would have a material adverse effect on Sellers or the Business.

(d) Schedule 4.13 sets forth the date(s) of the last known audits or inspections (if any) of Sellers conducted by or on behalf of the Environmental Protection Agency, the Occupational Safety and Health Administration, the federal Department of Health and Human Services and/or any agency thereof (including, without limitation, the Centers for Medicare and Medicaid Services) or intermediary acting on its behalf, any corresponding or comparable state or local governmental department, agency or authority, and any other governmental and/or quasi-governmental agency (federal, state and/or local).

4.14 Litigation. Except as disclosed in Schedule 4.14 annexed hereto, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation (including, without limitation, any claim alleging the invalidity, infringement or interference of any patent, patent application, or rights thereunder owned or licensed by Sellers) relating to the Business pending, or to the best knowledge of Sellers and Member, overtly threatened, by or against Sellers. Neither Sellers nor Member are aware of any state of facts, events, conditions or occurrences which might properly constitute grounds for or the basis of any suit, action, arbitration, proceeding or investigation against or with respect to Sellers which, if adversely determined, would have a material adverse effect on the Business.

4.15 Patents, Licenses and Trademarks. Schedule 4.15 annexed hereto correctly sets forth a list and brief description of the nature and ownership of: (a) all patents, patent applications, copyright registrations and applications, registered trade names, and trademark registrations and applications, both domestic and foreign, which are presently owned, filed or held by Sellers or any of their Affiliates, and/or any of their managers, officers or employees and which in any way relate to or are used in the Business; (b) all material licenses, both domestic and foreign, which are owned or controlled by Sellers, which in any way relate to or are used in the Business; and (c) all franchises, licenses and/or similar arrangements granted to Sellers by others and/or to others by Sellers. None of the patents, patent applications, copyright registrations or applications, registered trade names, trademark registrations or applications, franchises, licenses or other arrangements set forth or required to be set forth in Schedule 4.15 is subject to any pending challenge known to Sellers or Member. To the best of Sellers’ and Member’s knowledge Sellers have the valid right to utilize all trade names and other intellectual property utilized in the Business, and Sellers have not received any written notice of any claimed infringement of any such intellectual property with the right or property of any other person.

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4.16 Transactions with Affiliates. Except as set forth on Schedule 4.16, no material asset utilized in the Business is owned by, leased from or leased to Member or any of her Affiliates (other than Sellers).

4.17 Going Concern. Neither Sellers nor Member have any knowledge of any fact, event, circumstance or condition (including, without limitation, any announced changes in the policies of any material customer or referral source) that would, absent the transactions contemplated by this Agreement, materially impair the ability of Buyer, from and after the Closing (as such term is hereinafter defined), to continue the Business in substantially the manner heretofore conducted, other than general, industry-wide conditions.

4.18 Service Providers. To the best knowledge of Sellers and Member, there are no controversies pending or threatened between Sellers and the physicians providing professional services in connection with the Business (the “Service Providers”) or suits, actions, investigations or proceedings affecting the Service Providers, in either case which reasonably might be expected to result in material disruption of the Business. The Service Providers (or their medical staffs) are, and to Sellers’ knowledge at all times they have been furnishing services in connection with the operation of the Business have been, duly licensed to perform medical services in compliance with all applicable federal, state and local laws, rules and regulations.

4.19. Medicare, Medicaid and Tricare. To the best knowledge of Sellers’ and Member’s, Sellers and Service Providers have complied in all material respects with all laws, rules and regulations of Medicare, Medicaid, Tricare and other governmental healthcare programs, and all claims, invoices, cost reports and other forms made or filed by Sellers or Service Providers with Medicare, Medicaid, Tricare or any other governmental health or welfare related entity or any third party payor within the six (6) years prior to the Closing to the best knowledge of Sellers and Member are true, complete, correct and accurate in all material respects. No material deficiency (either individually or in the aggregate) in any such claims, return, invoices, cost reports and other filings, including claims for overpayment or deficiencies for late filings, has been asserted or threatened in writing by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or Tricare claims or any other third party payor, and to the knowledge of Sellers and Member there is no basis that could reasonably be expected to be likely to give rise to valid claims or based upon Sellers’ or Service Providers’ practices and procedures under Medicare, Medicaid or Tricare. There is no valid basis for any claim or request for recoupment or reimbursement of any material amount from Sellers of any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or Tricare claims.

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4.20. Certain Payments, Etc. Neither Sellers, nor to the best knowledge of Sellers and Member, any officer, employee, agent or other person associated with or acting for or on behalf of Sellers have at any time, directly or indirectly:

(a) used any Business funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Sellers; or

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any person.

4.21. No Referrals by Interested Parties. Except as identified in Schedule 4.21 attached hereto, there have been and will be no referrals of patients to Sellers by physicians owning any equity interest, whether direct or indirect, in Sellers.

4.22. Periodic Assessment on Healthcare Entities. Except as disclosed in Schedule 4.22 attached hereto, Sellers have timely filed all material reports required of them by federal or state agencies having jurisdiction over any aspect of the operation of the Business and have timely paid all periodic assessments imposed by law or regulation with respect to the revenues derived from such operation, and will be solely responsible for the payment of any such assessment that becomes payable after the Closing as a result of the operation of the Business on or before such date.

4.23. Sensitive Payments. To Sellers’ and Member’s knowledge, Sellers have not (a) given or received any material payments or other forms of material remuneration in connection with the referral of patients which would violate the Medicare/Medicaid Anti Kickback Law, Section 1128(b) of the Social Security Act, 42 U.S.C. Section 1320a-7b(b), or any analogous state statute, or (b) made any payments to any person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

4.24. Referral Sources and Suppliers. Neither Sellers nor Member have received any written notice of any existing, announced or anticipated changes in the policies of any material referral sources or suppliers to Sellers which will materially adversely affect the Business as presently conducted. To Sellers’ and Member’s knowledge, no bankruptcy, insolvency or other such proceeding has been instituted relating to any material referral sources or patients of the Business.

4.25. Brokers’ Fee. Neither Sellers, Member nor any of their respective representatives have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

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4.26. Sellers Insurance. Schedule 4.26 accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of Sellers:

(a) the name of the insurance carrier that issued such policy and the policy number of such policy;

(b) whether such policy is a “claims made” or an “occurrences” policy;

(c) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage);

(d) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

(e) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy

Schedule 4.26 also identifies (i) each pending application for insurance that has been submitted by or on behalf of Sellers, and (ii) each self-insurance or risk-sharing arrangement affecting Sellers. Sellers have delivered to Buyer accurate and complete copies of all of the insurance policies identified in Schedule 4.26 (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Schedule 4.26.

(f) To the best knowledge of Sellers and Member, each of the policies identified in Schedule 4.26 is valid, enforceable and in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) materially accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. In the opinion of Sellers and Member, the nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure Sellers’ business, assets, operations, key employees, services and potential liabilities; and to the best knowledge of Sellers and Member, said insurance coverage is at least as comprehensive as the insurance coverage customarily maintained by comparable entities.

(g) Except as set forth in Schedule 4.26, there is no pending claim under or based upon any of the policies identified in Schedule 4.26; and to the knowledge of Sellers and Member, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

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(h) Neither Sellers nor Member in behalf of Sellers have received:

i. Any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 4.26 or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

ii. Any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 4.26, or any knowledge that the issuer of any of the policies identified in Schedule 4.26 may be unwilling or unable to perform any of its obligations thereunder.

4.27 Accounts Receivable. Schedule 4.27 to this Agreement is a complete and accurate schedule of the accounts receivable of Sellers as of September 30, 2015, together with an accurate againg of these accounts. These accounts receivable, and all accounts receivable of Sellers created after that date, arose from valid sales in the oridinary course of business. These accounts have been collected in full since that date, or are collectible at their full amounts, less any reserve for doubtful accounts and discounts shown on Schedule 4.27.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

In connection with the purchase of the Assets from Sellers hereunder, Buyer hereby represents and warrants to Sellers as follows, which representations and warranties shall be deemed to be made as of the date of this Agreement and again at and as of the Closing:

5.1 Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, duly qualified to do business in New York, with all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by the sole shareholder of Buyer and Buyer has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Buyer to consummate the transactions contemplated hereby.

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5.3 Valid and Binding Agreement. This Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in all material respects in accordance with its terms, except, in each case, to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

5.4 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by Buyer nor compliance with the terms and provisions of this Agreement on the part of Buyer, will: (a) to the best of Buyer’s knowledge violate any statute or regulation of any governmental authority, domestic or foreign, affecting Buyer; (b) to the best of Buyer’s knowledge require the issuance to Buyer of any authorization, license, consent or approval of any federal or state governmental agency; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of Buyer’s certificate of incorporation, bylaws, or other organizational documents or any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which Buyer is a party, or by which Buyer is bound, or constitute a default thereunder.

5.5 Brokers’ Fee. Neither Buyer nor any of its representatives have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

6. COVENANTS AND AGREEMENTS OF THE PARTIES.

6.1 Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon any party under applicable state or federal securities, antitrust, or other laws, it is expressly understood and agreed by the parties that, except with respect to matters or information which are publicly available other than by reason of a breach of this Section 6.1, (i) this Agreement, the Schedules hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and (ii) all financial information, business records and other non-public information concerning any party which the other party or its representatives has received, shall be maintained in the strictest confidence by the recipient and its representatives, and shall not be disclosed to any person that is not associated or affiliated with the recipient and involved in the transactions contemplated hereby, without the prior written approval of the party which provided the information. The parties hereto shall not disclose to any third-party any of the foregoing and shall avoid any undue disruption of any of the business operations or personnel of the parties, and no party shall issue any press release or other public announcement regarding the transactions contemplated hereby without the prior approval of each other party (such approval not to be unreasonably withheld or delayed) unless compelled to do so upon advice of counsel and there is insufficient time to practicably obtain approval hereunder. Neither Sellers, Member (and their Affiliates) nor Buyer (and its Affiliates) shall issue any press release or make any such public statement without the prior written consent of the other party; provided that either party may, without obtaining the prior consent of the other party, issue such press release or make such public statements as such party determines in good faith, following consultation with legal counsel, are required by fiduciary duty, law or the rules and regulations of any securities exchange or listing agency, if it has used reasonable efforts to consult with the other party. Each of Seller, Member and Buyer shall cause their respective employees, officers and directors to comply with this Section 6.1. Notwithstanding the foregoing, the parties agree that the foregoing disclosure restrictions shall be inapplicable to:

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(a) any disclosure by Sellers to its personnel of the Business, solely as to the effect on such employees’ employment status at the Business;

(b) any disclosure to Buyer’s or Sellers’ directors, officers, managers, Affiliates, or legal and financial advisers and creditors;

(c) any disclosure a party makes to any regulatory agency (i) in connection with a filing with such agency or (ii) pursuant to an obligation of disclosure to such agency;

(d) any disclosure that is necessary or appropriate in obtaining any consent or approval for the consummation of the transactions contemplated by this Agreement; or

(e) any disclosure required by or necessary or appropriate in connection with regulatory and/or legal proceedings.

6.2 Non-Competition. From and after the Closing neither Sellers nor Member shall, directly or indirectly, for itself, or herself through or on behalf of any other person or entity:

(a) At any time from and after the date hereof, divulge, transmit or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, any business contacts, client or referrer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of or relating to the Business of whatever nature (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (i) it is a matter of common knowledge or public record, (ii) it is generally known throughout the industry, or (iii) Sellers can demonstrate that such information was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement to which Sellers are a party); and/or

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(b) At any time from the date hereof through and including the five (5) year anniversary of the Closing (the “Non-Competition Period”) invest (other than interests of less than 1% in publicly traded securities), carry on, engage or become involved, either as an owner, principal, agent, advisor, stockholder, member, manager, partner, joint venturer, employee, independent contractor, participant or consultant, or direct or encourage any of its then-employed officers or managers to serve as an officer, director, employee, independent contractor, in, any business, enterprise similar to that engaged in by Sellers (excluding as an advisor, employee, independent contractor or consultant providing services to hospital inpatients and patients of multi-specialty practices so long as not provided in a free standing imaging center and so long as only seeing patients of that multispecialty group) which (i) derives or seeks to derive any revenue from the rendering of medical diagnostic imaging services, and (ii) is or shall be located or operating, or servicing clients or patients located within five (5) miles of any of the Centers (the “Restricted Area”) being the location in which Sellers have established good will.

6.3 Operations. From the date of this Agreement until the Closing and except as otherwise expressly provided in this Agreement, or agreed to in writing by Buyer, Sellers shall use their commercially-reasonable efforts to maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted and make all normal expenditures related to the Assets.

6.4 Negative Covenants. From the date of this Agreement until the Closing and except as otherwise expressly provided in this Agreement or agreed to by Buyer in writing, Sellers shall not:

(a) Amend or terminate any material agreement to be assumed hereunder without notice to Buyer, not to include personnel changes;

(b) sell, assign, transfer, distribute or otherwise transfer or dispose of any of the Assets except for dispositions in the ordinary course of business of obsolete or other Assets no longer used or useful in the Business;

(c) cancel, forgive, release, discharge or waive any right with respect to the Assets other than in the ordinary course of business, or agree to do any of the foregoing; or

(d) take any action relating to any liquidation or dissolution of Sellers.

6.5 Access to and Provision of Additional Information. From the date of this Agreement until the Closing, Sellers (i) shall provide to Buyer reasonable access to and the right to inspect the Assets and books and records of Sellers relating to the Assets and Business, and (ii) shall furnish to Buyer such additional operating and other data and information regarding the Assets and Business as Buyer may from time to time reasonably request, without regard to where such information may be located.

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6.6 Governmental Authority Approvals; Consents to Assignment. From the date of this Agreement until the Closing, each of Sellers and Buyer shall (i) promptly apply for and use their reasonable best efforts to obtain, prior to the Closing, all consents, approvals, authorizations and clearances of governmental authorities required of it to consummate the transactions contemplated hereby, (ii) promptly apply for and use their reasonable best efforts to obtain prior to the Closing all consents of third parties to the agreements to be assumed hereunder, and the Assumed Real Estate Leases, (iii) provide such information and communications to governmental authorities and third parties to the agreements to be assumed hereunder and the Assumed Real Estate Leases as the other party may reasonably request, and (iv) assist and cooperate with other persons to obtain all consents, licenses, permits, approvals, authorizations and clearances of governmental authorities that the other party reasonably deems necessary or appropriate, and in connection therewith to prepare any document or other information reasonably required of it to consummate the transactions contemplated herein, provided, however, that, notwithstanding the foregoing, no party shall have any obligation under such provisions (a) to pay any cash amounts to governmental authorities other than filing fees, or (b) to agree to divest assets or limit the operations of its business.

6.7 Casualty. If, prior to the Closing, a material portion of the Assets are destroyed or materially damaged by fire, theft, vandalism or other cause or casualty, Buyer may (i) terminate this Agreement in its entirety without penalty unless Sellers either reasonably promptly repair or replace such Assets in which event Sellers shall retain all right, title and interest in and to any insurance proceeds payable on account of such destruction or damage, or (ii) consummate the transaction notwithstanding such destruction or damage, in which event Sellers shall transfer and assign to Buyer at the Closing the insurance proceeds (or the right to receive the insurance proceeds) of any applicable insurance policy plus Sellers shall pay to Buyer any deductibles or co-payments required under the applicable insurance policy.

6.8 Release of Encumbrances. Sellers shall cause all liens, security interests, pledges and other encumbrances on the Assets, other than Permitted Liens, to be released and discharged at or prior to the Closing as directed by Buyer.

6.9 Taxes.

(a) Ad valorem real estate taxes with respect to the Assets for the applicable tax year in which the Closing occurs shall be prorated between Sellers and Buyer as of the Closing on the basis of no applicable discount. If the amount of such taxes with respect to any of the Assets for the applicable tax year in which the Closing occurs has not been determined as of the Closing, then the taxes with respect to such Assets for the preceding tax year, on the basis of no applicable discount, shall be used to calculate such prorations, with known changes in valuation applied. If the actual amount of any such taxes varies by more than one hundred dollars ($100.00) from estimates used at the Closing to prorate such taxes, then the parties shall reprorate such taxes within ten (10) days following written request by any party based on the actual amount of the tax bill. If Sellers have previously paid a portion of the taxes prorated to Buyer, then at the Closing Buyer shall deliver to Sellers an amount equal to such previously paid prorated amount; provided, that if Sellers have not determined such amount as of the Closing, Buyer shall deliver such amount within thirty (30) days of its receipt of written notice from Sellers of such amount.

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(b) All transfer, conveyance, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees.

(c) If, after the Closing, Buyer, or any of its Affiliates, receives a refund or utilizes the benefit of any overpayment, in each case of taxes which were paid by Sellers, Buyer shall promptly pay to Sellers the entire amount of the refund or overpayment (including interest) received or utilized as a credit by Buyer or any of its Affiliates. Buyer agrees to notify Sellers promptly upon the discovery of the right to claim, and to timely claim, any such refund or utilize as a credit any such overpayment.

6.10 Termination of 401(k) Plan. At the Closing, Sellers and Member will take immediate steps to terminate Sellers’ 401(k) plan or to terminate Sellers’ involvement is such plan. Member will take steps to complete the termination of such plan, or Sellers’ involvement in such plan, after the Closing and Sellers will cooperate with Member in connection therewith, including, but not limited to, executing any documents required to permit Member to take any action required to terminate the plan, or Seller’s involvement in the plan

7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

The obligations of Buyer hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Buyer:

7.1 Representations and Warranties; Covenants. Each of the representations and warranties of Sellers or Member shall be true and correct, in all material respects, on and as of the Closing. Each of the terms, covenants and agreements to be complied with or performed by Sellers on or before the Closing shall have been complied with and performed.

7.2 Professional Services Agreement. The professional service agreements set forth on Schedule 7.2 shall have been assigned to the Buyer or to Buyer’;s affiliate and Buyer shall have arranged for prior acts insurance coverage for each of the professionals listed in Schedule 7.2.

7.3 No Material Adverse Change. Since the date of this Agreement, no event, occurrence or development of a state of circumstances or facts shall have occurred which has had or reasonably could be expected to have a material adverse effect on the Assets or the Business.

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7.4 Liabilities Assumed. Any and all Liabilities or accounts payable to be assumed by Buyer shall be current as of the Closing.

7.5 Consents. All consents listed on Schedule 4.4 have been received or waived by Buyer.

7.6 Intentionally Deleted

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

The obligations of Sellers hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Sellers:

8.1 Representations and Warranties; Covenants. Each of the representations and warranties of Buyer shall be true and correct, in all material respects, on and as of the Closing. Each of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing shall have been complied with and performed.

8.2 Consents. All consents listed on Schedule 8.2 have been received or waived by Buyer.

8.3 Professional Service Agreement. Buyer or Buyer’s Affiliate shall have assumed the professional services agreements set forth in Schedule 7.2. Buyer shall have arranged for prior acts insurance coverage for those radiologists listed in Schedule 7.2.

9. CLOSING.

9.1 Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) is to take place at the offices of Buyer located at 1510 Cotner Avenue, Los Angeles, California 90025-3303 (it being understood that Closing may occur remotely by mail, fax, or electronic communication) on or before October 1, 2015, at 12:01 a.m. local time or on such date that the conditions to Closing specified in Sections 7 and 8 are satisfied or waived. Notwithstanding anything herein to the contrary, if the Closing does not take place by the close of business on November 30, 2015 (the “Abandonment Date”), either party shall have the option to terminate this Agreement on five (5) business days written notice after the Abandonment Date provided the party exercising such option to terminate has met all of its obligations under this Agreement, in which case this Agreement will terminate in its entirety as to all parties hereto. To the extent documents are not completed by October 1, 2015 it is understood that as of October 1, 2015, Buyer shall be deemed to have assumed control and all receivables and payables shall be related back to October 1, 2015. The foregoing shall not be construed to terminate or otherwise affect any claims any party hereto may have against any of the others for breach of any obligation arising out of this Agreement, or any other agreement entered into in connection herewith, prior to the Abandonment Date.

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9.2 Actions at Closing. At the Closing, the parties and their Affiliates shall take the following actions:

(a) Buyer shall wire transfer the Purchase Price to the account designated by Sellers;

(b) Buyer and Sellers shall execute the escrow agreement in the form of Exhibit D , attached hereto.

(c) Sellers and Buyer shall execute and deliver to the other party the Bill of Sale in the form of Exhibit B annexed hereto (the “Bill of Sale”);

(d) Sellers and Buyer shall execute and deliver to the other party the Assignment Agreements with respect to the Assumed Real Estate Leases in the form of Exhibit C annexed hereto (the “Assignment Agreements”);

(e) The 34 Siemens ultrasound equipment leases set forth in Schedule 2.1 shall be assigned to Buyer;

(f) A release shall be provided by Sellers for all UCC financing statements and other encumbrances filed against the Assets except for the equipment leases Buyer assumes at Closing; and

(g) The parties shall take such further action and make such further deliveries as they deem necessary and appropriate in order to consummate the transactions contemplated by this Agreement.

9.3 Closing Date Representation. On the date of Closing, each of Buyer, Sellers, and Member shall be deemed to have represented and warranted that to such party’s best knowledge, the party does not have knowledge of any facts or circumstances that would serve as the basis for a claim by the party against any other party based upon a breach of any representations and warranties of such other party contained in this Agreement or breach of any covenant or agreement required to be performed at or prior to Closing. Each party shall be deemed to have waived in full any breach of representations, warranties, covenants, and agreements of which such party has any such knowledge at the Closing.

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10. INDEMNIFICATION.

10.1 General.

(a) Subject to the provisions of this Section 10 from and after the effective date hereof, Sellers and Member shall jointly and severally defend, indemnify and hold harmless Buyer from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, that Buyer incurs, sustains or suffers (“Losses”) as a result of (i) any breach of, or failure by Sellers or Member to perform, any of the representations, warranties, covenants or agreements of Sellers and/or Member, respectively, contained in this Agreement, and/or (ii) any failure by Sellers, their Affiliates, contractors or agents, to pay or perform when due any of the Excluded Liabilities from and after the Closing and/or (iii) any medical malpractice claim arising from activities of Sellers, Service Providers, their Affiliates, contractors or agents, other than, with respect to, those professionals listed in Schedule 7.2 attached hereto, prior to the Closing.

(b) Subject to the provisions of this Section 10 from and after the effective date hereof, Buyer shall defend, indemnify and hold harmless Sellers and Member from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, that Sellers or Member may incur, sustain or suffer as a result of (i) any breach of, or failure by Buyer to perform, any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, and/or (ii) any failure by Buyer to pay or perform when due any of the Assumed Liabilities, Assumed Real Estate Leases or liabilities assumed pursuant to Section 3.1; and /or (iii) any third party claims, liabilities, damages and expenses that arise from events which occur after the Closing as a result of Buyer’s ownership or management of the Business or the Assets.

10.2 Limitations on Indemnification Liability.

(a) Buyer shall not have a right to indemnification under this Section 10 unless and until, the aggregate amount of damages for which Buyer would otherwise be entitled to indemnification exceeds, in the aggregate, Seven Hundred Fifty Thousand Dollars ($750,000) (the “Deductible”), and, in such event, such right of indemnification shall be only for damages which, in the aggregate, are in excess of the Deductible. The limitation set forth in this Section 10 shall not apply to damages due to (w) Sellers’ fraud or knowing and intentional concealment in connection with this Agreement, or (x) claims for medical malpractice actions based on events or occurrences prior to the Closing with respect to any physicians not listed in Schedule 7.2. attached hereto.

(b) There shall be no indemnification for Losses that arise after the eighteen (18) month anniversary of the Closing Date (the “Time Limit”); provided, however, that the Time Limit shall not apply with respect to Losses that arise, result from or relate to medical malpractice for acts occurring prior to the Closing, with respect to any physicians not listed in Schedule 7.2. attached hereto, or to fraud or knowing and intentional concealment in connection with this Agreement, by the indemnifying party.

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(c) There shall be no indemnification for Losses to the extent that such Loss is covered under a policy of insurance for the indemnified party; provided, however, that this exclusion to the indemnification provisions shall not apply to the extent the applicable policy of insurance is denied by the applicable insurance carrier or the proceeds from the applicable policy or insurance are less than the amount of the Loss.

10.3 Claims for Indemnity.

(a) The indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party’s first receipt of notice of, or the indemnified party’s obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

(b) The sole and exclusive remedy of Buyer after the Closing with respect to any matter arising under or related to this Agreement (except for matters arising from medical malpractice or fraud), including without limitation any claim for indemnity or Loss, shall be to make a claim as provided in this Section 10, provided, however, that Buyer may make claims for injunctive relief with respect to any breach of Section 6 of this Agreement.

10.4 Right to Defend. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party’s right to participate at its own expense through counsel of its own choosing), at their expense and through counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

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11. POST-CLOSING EVENTS.

The parties hereby further agree that, from and after the Closing

11.1 Books and Records.

(a) At any time and from time to time from and after the Closing, Buyer shall permit Sellers and Member to have access, during normal business hours and without undue disruption of Buyer’s business, to those books and records included in the Assets, for purposes of preparing any tax filings or any other legitimate purpose of Sellers or Member. Such books and records may be made available at any location where Buyer maintains same. In the event that, at any time and from time to time after the Closing, Buyer shall determine to destroy or dispose of any such books and records, Buyer shall give notice thereof to Sellers and/or Member not less than thirty (30) days prior to such disposition, and Sellers or Member shall have the right, at their own cost and expense, to take possession of such books and records prior to their disposition.

(b) After the Closing, Buyer or its professional affiliate, shall maintain historical patient records for the Business in accordance with all applicable legal or contractual requirements, including without limitation, the Health Insurance Portability and Accountability Act of 1996, as codified at 42 USC Section 1320d (“HIPAA”) and any current and future regulations promulgated thereunder including without limitation the federal privacy regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy Regulations”), the federal security standards contained in 45 C.F.R. Part 142 (collectively, the “Federal Security Standards”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162 (all collectively referred to herein as the “HIPAA Requirements”) and the corresponding provisions of the laws of the State of New York.

11.2 Employee Matters; Benefit Plan Matters.

(a) Sellers shall terminate the employment of all employees as of the Closing and all severance payments, (if any), other than employee PTO, arising from such termination shall be the responsibility of Sellers. Buyer may elect to employ any of Sellers’ former employees after the Closing, but nothing contained in this Section 11.2(a) shall be deemed to constitute any assurance or guaranty of employment to any employees of the Business after the Closing.

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(b) Sellers and Member shall comply with all requirements of law with respect to handling of the amounts in employees’ respective accounts in Sellers’ 401(k) plan and any other employee benefit plan(s) covering employees of Sellers. Such plans will be terminated, or Sellers relationship to such plans shall have been terminated, or election to terminate shall have been made prior to the Closing.

(c) Nothing contained in this Agreement shall be deemed to abrogate or impair the right of Buyer to determine which employees, if any, will be employed in the Business from and after the Closing, and/or the compensation and benefits to be paid to those employees employed in the Business from and after the Closing; provided, however, that Buyer will cause all employees employed in the Business from and after the Closing to be offered the opportunity to participate in the group health programs generally offered to employees of Buyer and its Affiliates, without having to wait a required waiting period.

(d) Buyer shall not have any responsibility, liability or obligation, whether to active employees, former employees, their beneficiaries or to any other person, with respect to any of Sellers employee benefit plans, practices, programs or arrangements, including the establishment, operation or termination thereof and the notification and provision of COBRA coverage.

11.3 Contract Consents. Notwithstanding any provision of this Agreement to the contrary, none of this Agreement and the Bill of Sale shall constitute an agreement to assign any agreement to be assumed or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto, would constitute a default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Sellers will cooperate with Buyer, in all commercially reasonable respects, to provide to Buyer the benefits under any such agreement or any claim or right, including enforcement for the benefit of the Buyer of any and all rights of Sellers against a third person thereto arising out of the default or cancellation by such third person or otherwise, and Buyer shall undertake, in all commercially reasonable respects, the burdens, liabilities, and obligations arising under any such agreement or any claim or right. Following the Closing, Sellers and Buyer will continue to cooperate and use commercially reasonable efforts to obtain such consents.

11.4 Trade Accounts Receivable. In the event and to the extent that Sellers shall, from and after the Closing, receive payment of any accounts receivable or other rights to payment in respect of services rendered in the Business, Sellers shall be deemed to have received such payment in trust for the benefit of Buyer, and Sellers shall immediately turn over to Buyer any payments so received in the form received (subject to any necessary endorsement).

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11.5 Professional Liability Insurance. Other than with respect to the radiologists named in Schedule 7.2. attached hereto, Sellers and Member are obligated to maintain for no less than four (4) years (and as to minors until they reach the age of majority plus one year) professional liability insurance covering claims made against the Business subsequent to the Closing but in respect of events or occurrences which took place on or prior to the date of the Closing.  During such four (4) year period, Sellers and Member upon Buyer’s request shall furnish a copy of the certificate evidencing such coverage. Additionally, Sellers will remain responsible for and indemnify Buyer against any and all liability arising from litigation referenced in Schedule 4.14 attached hereto. There will be no minimum and no maximum, and no time limitation with respect to such indemnification.

11.6 Further Assurances. From time to time from and after the Closing, the parties will take any and all such action and execute and deliver to one another any and all further agreements, instruments, certificates and other documents, as may reasonably be requested by any other party in order more fully to consummate the transactions contemplated hereby, and to effect an orderly transition of the ownership and operations of the Business. Buyer will cooperate to the fullest extent possible with Sellers in connection with providing access to records and personnel in order to respond to lititgation matters, audits, etc.

11.7 Fire Department Violations. Sellers received two (2) Violation Orders from the New York City Fire Department with respect to its Centers at 6740 Third Avenue, Brooklyn (E438142) and 2475 Ralph Avenue, Brooklyn (E224975). Sellers acknowledge that correction of those Orders are Sellers’ responsibility. Accordingly, Sellers undertake to promptly correct the deficiencies cited and to be responsible for all costs associated with such corrections. In the event such violations are not corrected by February 1, 2015, then Buyer may undertake such corrections and any and all fees and expenses in connection therewith will be promptly reimbursed by Sellers to Buyer. Any Indemnification rights of Buyer hereunder are without any deductible and begin at dollar one (1) with no cap.

11.8 Transition. The parties agree and acknowledge that they will cooperate with each other in good faith, prior to and after the Closing, to transition the Business to Buyer, including by (i) working with Sellers’ third party service providers and Buyer’s third party service providers, if any, to provide Buyer access and ownership of electronic patients’ records in a timely and cost efficient manner, (ii) cooperating for the assignment, transition and/or cancellation of certain ancillary arrangements involving goods, utilities or services provided to the Centers by third parties, such as utilities, telecommunication circuits and numbers, courier services and minor equipment rentals (such as copiers, postal meters, etc.), (iii) providing Buyer with information regarding persons who are scheduled to receive services at the Centers after the Closing, and (iv) such other relevant operational matters that must be addressed to ensure an appropriate transition of the Business to Buyer.

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12. COSTS.

12.1 Expenses. Buyer, Sellers and Member shall each pay all of their own respective costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated by this Agreement.

12.2 Attorneys’ Fees. If a party hereto brings an action, arbitration or court proceeding to enforce the terms hereof or declare rights hereunder, each party shall be responsible for its own attorney’s fees and neither party shall be entitled to such fees from the other regardless of the outcome of the dispute.

13. FORM OF AGREEMENT.

13.1 Effect of Headings. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

13.2 Entire Agreement; Waivers. This Agreement (including the Schedules and Exhibits hereto, which are incorporated into and made a part of this Agreement) constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement and the Schedules and Exhibits hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

14. PARTIES.

14.1 Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

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14.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on or telecopied to the party to whom notice is to be given with confirmation of receipt and deposit of a copy of such telecopy in the mail, one day after being deposited for overnight delivery with a recognized overnight courier service in a properly addressed package with all charges prepaid or billed to the account of the sender, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly to:

To Buyer:

Mid Rockland Imaging Partners, Inc.

1510 Cotner Avenue

Los Angeles, CA 90025-3303

Attn: Howard G. Berger, M.D., President

To Sellers or Member:

Diagnostic Imaging Group, LLC

560 South Broaday

Hicksville, NY 11801

Attn: Leena Doshi, M.D., Member

or to such other address or telecopier number as any party shall have specified by notice in writing given to all other parties. Regardless of the manner in which notice is provided, a copy of said notice shall be provided by e-mail.

15. MISCELLANEOUS.

15.1 Amendments and Modifications. No amendment or modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

15.2 Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto, except that any party may, without requirement of any consent of the other party, assign its rights to indemnification hereunder to any secured lender from time to time provided that such lender shall have no rights greater than those of the party hereunder.

15.3 Governing Law; Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State. Except as otherwise provided in Section 10 above, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be brought in the Supreme Court of the State of New York, New York County and the parties agree to submit to the jurisdiction of said court.

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15.4 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes.

16. ELECTRONIC SIGNATURES.

(a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party will be deemed to have executed a document contemplated hereby (including any amendment or other change thereto) unless and until such party shall have executed such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate such document contemplated.

(b) Delivery of a copy of a document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:	SELLERS:

MID ROCKLAND IMAGING	DIAGNOSTIC IMAGING GROUP, LLC
PARTNERS, INC.

By: /s/ Howard G. Berger	By: /s/ Leena Doshi
Name: Howard G. Berger, M.D.	Name: Leena Doshi, M.D.
Title: President	Title: Managing Member

Diagnostic Imaging Group Holdings, LLC

By: /s/ Leena Doshi
Name: Leena Doshi, M.D.
Title: Managing Member

New Primecare, LLC

By: /s/ Leena Doshi
Name: Leena Doshi, M.D.
Title: Managing Member

MEMBER:

/s/ Leena Doshi
Leena Doshi, M.D.

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